Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Third Quarter 2017 Results

BATON ROUGE, Louisiana — (October 26, 2017) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2017. In the third quarter of 2017, the Company completed its successful offering of new 8-year 5.625% senior unsecured notes and the repurchase and redemption of its previously outstanding 7% senior unsecured notes. The Company’s operating results for this quarter include a $25.4 million non-recurring item associated with the premiums paid to repurchase and redeem the old notes and the write-off of unamortized note discount and deferred transaction costs associated therewith and $8.7 million of income, net of merger costs, resulting from the previously announced termination of our merger agreement with Neff Corporation.

THIRD QUARTER 2017 SUMMARY

•	Revenues increased 5.9% to $259.2 million versus $244.7 million a year ago.

•	Net income was $8.5 million in the third quarter compared to net income of $11.7 million a year ago. Adjusted net income was $27.1 million compared to net income of $11.7 million a year ago. The effective income tax rate was (11.7%) in the third quarter of 2017 and 41.7% in the third quarter of 2016.

•	Adjusted EBITDA increased 8.1% to $88.5 million in the third quarter compared to $81.9 million a year ago, yielding a higher margin of 34.2% of revenues compared to 33.5% a year ago.

•	Rental revenues increased 6.0% to $125.6 million in the third quarter compared to $118.5 million a year ago.

•	New equipment sales increased 9.3% to $48.9 million in the third quarter compared to $44.8 million a year ago.

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H&E Equipment Services Reports Third Quarter 2017 Results

October 26, 2017

•	Used equipment sales increased 7.9% to $22.3 million in the third quarter compared to $20.6 million a year ago.

•	Gross margin was 36.3% compared to 36.0% a year ago.

•	Rental gross margins were 49.7% in the third quarter of 2017 compared to 49.5% a year ago.

•	Average time utilization (based on original equipment cost) was 73.3% compared to 72.1% a year ago. Average time utilization (based on units available for rent) was 71.2% compared to 68.0% last year.

•	Average rental rates increased 0.3% compared to a year ago and 1.0% sequentially.

•	Dollar utilization was 36.0% in the third quarter compared to 35.4% a year ago.

•	Average rental fleet age at September 30, 2017, was 34.3 months compared to an industry average age of 43.4 months.

•	Successful notes offering of $750 million of new 8-year 5.625% senior unsecured notes. Proceeds were used primarily to repurchase or redeem our previously outstanding 7% senior unsecured notes.

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our rental business performed extremely well during the third quarter, capitalizing on the strong broad-based demand in the non-residential construction markets we serve. We achieved positive rates for the second consecutive quarter on both a year-over-year and sequential basis. Project activity was solid across our operating footprint resulting in a 120 basis point improvement in physical utilization and a 6% increase in equipment rental revenues. While new equipment sales increased 9.3% driven primarily by a 29.6% improvement in new crane sales, volumes remain low compared to historical levels due to the ongoing weak demand for new cranes.”

Engquist concluded, “We continue to evaluate acquisitions that are complementary to our business and broaden our geographic footprint and coverage density. Additionally, we are continuing our greenfield growth strategy. We believe the current trends in our end-user markets remain favorable and customer sentiment is positive regarding project visibility into 2018.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2017:

Revenue

Total revenues increased 5.9% to $259.2 million in the third quarter of 2017 from $244.7 million in the third quarter of 2016. Equipment rental revenues increased 6.0% to $125.6 million compared with $118.5 million in the third quarter of 2016. New equipment sales increased 9.3% to $48.9 million from $44.8 million a year ago. Used equipment sales increased 7.9% to $22.3 million compared to $20.6 million a year ago. Parts sales increased 1.6% to $27.8 million from $27.3 million in the third quarter of 2016. Service revenues were $16.1 million in both periods.

Gross Profit

Gross profit increased 6.7% to $94.0 million from $88.1 million in the third quarter of 2016. Gross margin was 36.3% for the quarter ended September 30, 2017, as compared to 36.0% for the quarter ended September 30, 2016. On a segment basis, gross margin on rentals was 49.7% in the third quarter of 2017 compared to 49.5% in the third quarter of 2016. On average, rental rates were 0.3% higher than rates in the third quarter of 2016. Time utilization (based on original equipment cost) was 73.3% in the third quarter of 2017 compared to 72.1% a year ago. Time utilization (based on units available for rent) was 71.2% in the third quarter of 2017 compared to 68.0% a year ago.

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H&E Equipment Services Reports Third Quarter 2017 Results

October 26, 2017

Gross margins on new equipment sales increased to 10.9% in the third quarter compared to 10.3% a year ago. Gross margins on used equipment sales increased to 32.1% compared to 30.4% a year ago. Gross margins on parts sales decreased to 27.5% in the third quarter of 2017 compared to 27.9% in the third quarter of 2016. Gross margins on service revenues decreased to 65.4% for the third quarter of 2017 compared to 66.1% in the third quarter of 2016.

Rental Fleet

At the end of the third quarter of 2017, the original acquisition cost of the Company’s rental fleet was $1.4 billion, an increase of $55.7 million from the end of the third quarter of 2016. Dollar utilization was 36.0% compared to 35.4% for the third quarter of 2016.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2017 were $55.2 million compared with $56.0 million the prior year, a $0.8 million, or 1.4%, decrease. SG&A expenses in the third quarter of 2017 decreased as a percentage of total revenues to 21.3% compared to 22.9% the prior year. The net decrease in SG&A was largely attributable to the reversal of $2.2 million of merger and acquisition transaction costs related to our previously proposed acquisition of Neff Corporation included in SG&A expenses for the three and six month periods ended June 30, 2017, and reclassified to “Merger Breakup Fee Proceeds, net of Merger Costs” in the third quarter ended September 30, 2017. Excluding this $2.2 million impact to SG&A expenses in the three month period ended September 30, 2017, total SG&A expenses would have increased approximately $1.4 million compared to the three month period ended September 30, 2016. Expenses related to new branch expansions increased $1.1 million compared to a year ago.

Income from Operations

Income from operations for the third quarter of 2017 increased 44.0% to $47.7 million, or 18.4% of revenues, compared to $33.1 million, or 13.5% of revenues, a year ago, but included $8.7 million of merger breakup fee proceeds, net of merger costs. Excluding the merger breakup fee, income from operations increased 17.7% to $39.0 million, or 15.0% of revenues compared to 13.5% of revenues a year ago.

Interest Expense

Interest expense was $15.1 million for the third quarter of 2017, an 11.8% or $1.6 million increase from a year ago, reflecting the issuance of our new 8-year 5.625% senior unsecured notes. The increase in interest expense is primarily due to the timing of the issuance of the new 8-year 5.625% senior unsecured notes in relation to the redemption of the old 7% senior unsecured notes. Our new notes were issued on August 24, 2017, while approximately $300.3 million of principal amount of the old notes remained outstanding until the September 25, 2017, redemption date.

Net Income and Adjusted Net Income

Net income was $8.5 million, or $0.24 per diluted share, in the third quarter of 2017 compared to net income of $11.7 million, or $0.33 per diluted share, in the third quarter of 2016. Adjusted net income was $27.1 million, or $0.76 per diluted share. The effective income tax rate was (11.7%) in the third quarter of 2017 compared to 41.7% in the year ago period due primarily to a discrete item related to unrecognized tax benefits as a result of a lapse of the applicable statute of limitations.

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H&E Equipment Services Reports Third Quarter 2017 Results

October 26, 2017

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2017 increased 8.1% to $88.5 million compared to $81.9 million in the third quarter of 2016. Adjusted EBITDA as a percentage of revenues was 34.2% compared with 33.5% in the third quarter of 2016.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and Adjusted net income). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, October 26, 2017, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-4781 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on October 26, 2017, and will continue through November 3, 2017, by dialing 719-457-0820 and entering the confirmation code 4177181.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on October 26, 2017, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 79 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our

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H&E Equipment Services Reports Third Quarter 2017 Results

October 26, 2017

ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Third Quarter 2017 Results

October 26, 2017

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Revenues:
Equipment rentals	$125,616	$118,535	$351,303	$330,023
New equipment sales	48,940	44,764	128,883	151,836
Used equipment sales	22,250	20,630	75,219	71,973
Parts sales	27,763	27,335	81,063	81,958
Service revenues	16,097	16,076	47,121	49,322
Other	18,496	17,346	51,764	48,679

Total revenues	259,162	244,686	735,353	733,791

Cost of revenues:
Rental depreciation	43,255	41,528	125,996	120,700
Rental expense	19,988	18,378	58,524	53,162
New equipment sales	43,609	40,147	114,440	135,152
Used equipment sales	15,116	14,364	51,979	49,751
Parts sales	20,125	19,708	58,696	59,184
Service revenues	5,567	5,445	15,898	16,736
Other	17,476	16,991	50,782	48,129

Total cost of revenues	165,136	156,561	476,315	482,814

Gross profit	94,026	88,125	259,038	250,977

Selling, general, and administrative expenses	55,203	55,962	172,328	172,385
Merger breakup fee proceeds, net of merger costs	6,506	—	6,506	—
Gain on sales of property and equipment, net	2,325	927	4,431	2,301

Income from operations	47,654	33,090	97,647	80,893

Loss on early extinguishment of debt	(25,363)	—	(25,363)	—
Interest expense	(15,060)	(13,469)	(41,665)	(40,229)
Other income, net	346	386	1,156	1,505

Income before provision (benefit) for income taxes	7,577	20,007	31,775	42,169

Provision (Benefit) for income taxes	(885)	8,342	8,045	17,427

Net income	$8,462	$11,665	$23,730	$24,742

NET INCOME PER SHARE
Basic – Net income per share	$0.24	$0.33	$0.67	$0.70

Basic – Weighted average number of common shares outstanding	35,543	35,424	35,494	35,373

Diluted – Net income per share	$0.24	$0.33	$0.67	$0.70

Diluted – Weighted average number of common shares outstanding	35,715	35,504	35,656	35,461

Dividends declared per common share	$0.275	$0.275	$0.825	$0.825

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H&E Equipment Services Reports Third Quarter 2017 Results

October 26, 2017

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30,	December 31,
	2017	2016
Cash	$6,184	$7,683
Rental equipment, net	917,075	893,816
Total assets	1,302,213	1,241,611
Total debt (1)	828,739	794,346
Total liabilities	1,162,398	1,098,846
Stockholders’ equity	139,815	142,765
Total liabilities and stockholders’ equity	$1,302,213	$1,241,611

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$8,462	$11,665	$23,730	$24,742
Interest expense	15,060	13,469	41,665	40,229
Provision (Benefit) for income taxes	(885)	8,342	8,045	17,427
Depreciation	49,231	48,385	144,088	141,021

EBITDA	$71,868	$81,861	$217,528	$223,419

Merger breakup fee, net of merger costs	(8,706)	—	(6,506)	—

Loss on early extinguishment of debt	25,363	—	25,363	—

Adjusted EBITDA	$88,525	$81,861	$236,385	$223,419

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H&E Equipment Services Reports Third Quarter 2017 Results

October 26, 2017

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30, 2017
	As Reported	Adjustment (1)	Adjusted
Income before provision (benefit) for income taxes	$7,577	$16,657	$24,234

Provision (Benefit) for income taxes	(885)	(1,949)	(2,834)

Net income	$8,462	$18,606	$27,068

NET INCOME PER SHARE
Basic – Net income per share	$0.24		$0.76

Diluted – Net income per share	$0.24		$0.76

Weighted average number of common shares outstanding
Basic	35,543		35,543

Diluted	35,715		35,715

	Nine Months Ended September 30, 2017
	As Reported	Adjustment (1)	Adjusted
Income before provision (benefit) for income taxes	$31,775	$18,857	$50,632

Provision (Benefit) for income taxes	8,045	4,771	12,816

Net income	$23,730	$14,086	$37,816

NET INCOME PER SHARE
Basic – Net income per share	$0.67		$1.07

Diluted – Net income per share	$0.67		$1.06

Weighted average number of common shares outstanding
Basic	35,494		35,494

Diluted	35,656		35,656

(1)	Adjustment includes premium paid to repurchase or redeem the Company’s 7% senior unsecured notes and the write-off of unamortized deferred transaction costs. Adjustment also includes the net merger breakup fee proceeds resulting from the merger agreement termination with Neff Corporation.

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